Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

We consent to the use of our report dated March 2, 2009, with respect to the consolidated financial statements of Ares Capital Corporation and our report dated March 24, 2009 on the senior securities table of Ares Capital Corporation included herein, and to the references to our firm under the headings Selected Condensed Consolidated Financial Data of Ares Capital, Principal Accountants of Ares Capital, Senior Securities of Ares Capital, and Experts in the registration statement.

/s/ KPMG LLP

Los Angeles, California
January 25, 2010